Exhibit 99.1

Global Partners LP Reports Second Quarter 2008 Financial Results

Terminal Acquisitions and Strong Gasoline Business Help to Offset Challenging Market Conditions; Partnership Provides Distribution Outlook

WALTHAM, Mass.--(BUSINESS WIRE)--August 7, 2008--Global Partners LP (NYSE:GLP) today reported financial results for the second quarter and six months ended June 30, 2008.

The net loss for the second quarter of 2008 was $1.2 million, or $0.09 per limited partner unit, based on 13.1 million weighted average limited partner units outstanding. This result compared with net income of $0.6 million for the second quarter of 2007. Last year’s net loss of $1.28 per limited partner unit for the second quarter of 2007, based on 12.3 million weighted average limited partner units outstanding, was affected by EITF 98-05 in connection with the placement of Class B units.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2008 were $6.8 million compared with $5.6 million for the corresponding period of 2007.

Global Partners reported distributable cash flow for the second quarter of 2008 of $2.2 million compared with $1.6 million for the second quarter of 2007.

“Given the dramatic and rapid increase in prices in the refined petroleum products market, we are satisfied with our results for the second quarter, which historically is one of our weaker reporting periods,” said Global Partners President and Chief Executive Officer Eric Slifka. “Last year’s EBITDA in the second quarter, for example, represented only 9% of total adjusted EBITDA for the year. Like others in our sector, we were negatively affected by significantly higher energy prices that squeezed margins and reduced demand for certain products. We largely offset these market challenges by expanding our gasoline business, generating strong contributions from our recent terminal acquisitions and carefully managing expenses. This quarter’s result also benefited from a $2.5 million change in inventory reserve estimates as a result of improved operating procedures and efficiencies.

“The five terminals we acquired from ExxonMobil in 2007 have diversified our revenues by substantially growing the gasoline component of our business, and these assets continue to perform on plan,” Slifka said. “During the second quarter, volumes and margins in our gasoline business increased significantly. Gasoline contributed approximately 45% to our wholesale net product margin for the second quarter of 2008, compared with 11% in the same period last year.

“Another factor in our ability to overcome these challenging market conditions is the condition of our balance sheet, which continues to supply us with ample liquidity,” Slifka said. “Through our very supportive, 13-member bank group, we recently increased our borrowing capacity by $100 million and expanded our existing accordion feature by an additional $100 million. In this high priced market, the condition of our balance sheet provides us with a competitive advantage over smaller, less credit-worthy competitors and enables us to pursue additional opportunities for growth.”

Reflecting the partnership’s acquisition of the five terminals and higher refined petroleum product prices, sales for the second quarter of 2008 increased to $2.3 billion from $1.4 billion for the second quarter of 2007. Wholesale segment sales were $2.2 billion in the second quarter of 2008 compared with $1.3 billion for the second quarter of 2007. Commercial segment sales were $105.2 million for the second quarter of 2008 compared with $79.9 million in the second quarter of 2007. Combined gross profit for the three months ended June 30, 2008 was $22.7 million compared with $21.6 million in the same period of 2007.

Sales for the first six months of 2008 increased to $5.0 billion from $3.0 billion for the first half of 2007. Wholesale segment sales were $4.8 billion in the first half of 2008 compared with $2.7 billion in the same period in 2007. Commercial segment sales were $229.4 million in the first half of 2008 compared with $212.5 million in the comparable period of 2007. Combined gross profit for the six months ended June 30, 2008 was $58.3 million compared with $63.9 million in the first half of 2007.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and six months ended June 30, 2008 and 2007.

Recent Highlights:

  The Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from April 1, 2008 through June 30, 2008. The distribution will be paid August 14, 2008 to unitholders of record as of the close of business August 5, 2008.
  Global Partners signed an amendment to its working capital revolving credit facility. The amendment increases the partnership’s borrowing capacity with its 13-member bank group by $100 million to $650 million. The amendment also increases the existing accordion feature by an additional $100 million to a total of $200 million. The partnership’s credit facilities mature in April 2011.

Partnership Provides Distribution Outlook

“Global Partners begins the second half of 2008 well positioned, we believe, with a healthy balance sheet, ample liquidity and expanding transportation fuel volume that provides us with an excellent base of business,” Slifka said. “As a result, it is management’s intent at this time to recommend to the Board of Directors of our general partner that we maintain our cash distribution at $0.4875 per unit for the third and fourth quarters of 2008. While this recommendation is subject to revision each quarter, the overall margin environment is showing signs of improvement and we are encouraged about our prospects in the quarters ahead.”

Financial Results Conference Call

Management will review Global Partners’ second quarter 2008 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

Adjusted Net (Loss) Income Per Diluted Limited Partner Unit

Global Partners uses adjusted net (loss) income per diluted limited partner unit to measure its financial performance on a per-unit basis. Adjusted net (loss) income per diluted limited partner unit is defined as net (loss) income after adding back the theoretical amount allocated to the general partner’s interest as provided under Emerging Issues Task Force 03-06, “Participating Securities and the Two-Class Method under FASB Statement 128” (“EITF 03-06”) and a non-cash reduction in net (loss) income available to limited partners under Emerging Issues Task Force 98-05, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-05”), divided by the weighted average number of outstanding diluted common and subordinated units, or limited partner units, during the period.

Net (loss) income per diluted limited partner unit as dictated by EITF 03-06 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The partnership agreement does not provide for the quarterly distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate its business. Accordingly, the distributions we historically paid and will pay in future periods are not impacted by net (loss) income per diluted limited partner unit as dictated by EITF 03-06.

The non-cash reduction under EITF 98-05 for the three and six months ended June 30, 2007 was the result of accounting for the sale of Class B units. Although EITF 98-05 affected net (loss) income available to limited partners, it did not affect net income or distributable cash flow to limited partners, nor did it affect total unitholders’ equity.

Adjusted net (loss) income per diluted limited partner unit is a non-GAAP financial measure and should not be considered as an alternative to net (loss) income per diluted limited partner unit or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ adjusted net (loss) income per diluted limited partner unit may not be comparable to the adjusted net (loss) income per diluted limited partner unit or similarly titled measure of other companies.

EBITDA, Adjusted EBITDA and Net (Loss) Income as Adjusted for One-time Gains

EBITDA, adjusted EBITDA and net (loss) income as adjusted for one-time gains are used as supplemental financial measures by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA and net (loss) income as adjusted for one-time gains reflect the exclusion of the $14.1 million gain on investment for the six months ended June 30, 2007. EBITDA, adjusted EBITDA and net (loss) income as adjusted for one-time gains should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, adjusted EBITDA and net (loss) income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, adjusted EBITDA and net (loss) income as adjusted for one-time gains may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the partnership’s success in providing a cash return on their investment. Specifically, this financial measure indicates to investors whether or not the partnership has generated sufficient cash flow on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow reflects the exclusion of the $14.1 million gain on investment for the six months ended June 30, 2007. Distributable cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measure of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales	$2,297,709	$1,384,090	$5,018,701	$2,957,266
Cost of sales	2,275,036	1,362,468	4,960,412	2,893,392
Gross profit	22,673	21,622	58,289	63,874

Costs and operating expenses:
Selling, general and administrative	10,182	11,458	21,255	24,864
Operating expenses	8,771	6,310	17,796	12,200
Amortization expenses	737	358	1,461	716
Total costs and operating expenses	19,690	18,126	40,512	37,780

Operating income	2,983	3,496	17,777	26,094

Interest expense	(4,087)	(2,523)	(10,117)	(5,839)
Gain on sale of investment	-	-	-	14,118

(Loss) income before income tax expense	(1,104)	973	7,660	34,373

Income tax expense	(150)	(363)	(295)	(888)

Net (loss) income	(1,254)	610	7,365	33,485

Less: General partner's interest in net (loss) income(1)	22	(11)	(127)	(668)

Limited partners' interest in net (loss) income	$(1,232)	$599	$7,238	$32,817

Net (loss) income per limited partner unit, basic and diluted(2)(3)(4)	$(0.09)	$(1.28)	$0.54	$0.47

Weighted average limited partners' units outstanding, basic and diluted	13,071	12,325	13,071	11,808

(1) Calculation includes the effect of the private placement of Class B units on May 9, 2007 and, as a result, the general partner interest was 1.73% for the three and six months ended June 30, 2008. For the three and six months ended June 30, 2007, the general partner interest was 1.83% and 1.99%, respectively, based on weighted averages.

(2) Under the provisions of EITF 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128," net (loss) income per limited partner unit for the six months ended June 30, 2008 and 2007 assumes a theoretical distribution of earnings. Although this theoretical calculation provided by EITF 03-06 does not impact the Partnership's overall net (loss) income, it does reduce the Partnership's net income per limited partner unit for these periods. EITF 03-06 does not impact the net (loss) income per limited partner unit calculation for the three months ended June 30, 2008 and 2007 because the Partnership's net income did not exceed its distribution for these periods.

(3) In connection with the private placement of Class B units, the Partnership was required to take into account the effect of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." As a result, a non-cash reduction in net (loss) income available to limited partners was recorded for the three and six months ended June 30, 2007 because the fair value of the Partnership's common units on May 9, 2007 (the date on which the Class B units were issued) was greater than the purchase price of the Class B units which was established at the time of the execution of the Unit Purchase Agreement on March 14, 2007. Although EITF 98-05 affected net (loss) income available to limited partners, it did not affect net income nor did it affect total unitholders' equity.

(4) Calculation includes the weighted average effect of the private placement of Class B units which were converted to common units for the three and six months ended June 30, 2007. Per unit data is calculated on a quarterly basis pursuant to EITF 03-06; therefore, per unit data for the six months ended June 30, 2008 and 2007 equals the sums of the respective first two quarters.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,420	$2,110
Accounts receivable, net	402,035	439,165
Accounts receivable - affiliates	5,198	4,308
Inventories	487,411	484,259
Brokerage margin deposits	15,487	12,545
Fair value of forward fixed price contracts	1,432	742
Prepaid expenses and other current assets	22,818	17,736
Total current assets	936,801	960,865

Property and equipment, net	161,587	161,734
Intangible assets, net	32,809	34,168
Other assets	2,228	2,460

Total assets	$1,133,425	$1,159,227

Liabilities and partners' equity
Current liabilities:
Accounts payable	$330,982	$371,341
Working capital revolving credit facility - current portion	195,740	304,800
Environmental liabilities - current portion	876	876
Note payable, other	-	1,239
Accrued expenses and other current liabilities	71,049	69,762
Obligations on forward fixed price contracts and other derivatives	35,092	41,892
Total current liabilities	633,739	789,910

Working capital revolving credit facility - less current portion	254,160	119,000
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	8,281	8,340
Accrued pension benefit cost	6,618	5,236
Deferred compensation	1,574	1,481
Other long-term liabilities	3,712	3,709
Total liabilities	979,284	998,876

Partners' equity	154,141	160,351

Total liabilities and partners' equity	$1,133,425	$1,159,227

GLOBAL PARTNERS LP
Financial Reconciliations
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Table 1 - Reconciliation of net (loss) income to net (loss) income as adjusted for one-time gains
Net (loss) income	$(1,254)	$610	$7,365	$33,485
Gain on sale of investment	-	-	-	(14,118)
Net (loss) income as adjusted for one-time gains	$(1,254)	$610	$7,365	$19,367

Table 2 - Reconciliation of net (loss) income per diluted limited partner unit to adjusted net (loss) income per diluted limited partner unit
Net (loss) income per diluted limited partner unit under EITF 03-06 and EITF 98-05	$(0.09)	$(1.28)	$0.54	$0.47
Dilutive impact of theoretical distribution of earnings under EITF 03-06	-	-	0.02	1.10
Dilutive impact of non-cash reduction under EITF 98-05	-	1.33	-	1.33
Adjusted net (loss) income per diluted limited partner unit	$(0.09)	$0.05	$0.56	$2.90

Table 3 - Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(1,254)	$610	$7,365	$33,485
Depreciation and amortization	3,810	2,067	7,492	3,336
Interest expense	4,087	2,523	10,117	5,839
Income tax expense	150	363	295	888
EBITDA	6,793	5,563	25,269	43,548
Gain on sale of investment	-	-	-	(14,118)
Adjusted EBITDA	$6,793	$5,563	$25,269	$29,430

Table 4 - Reconciliation of cash flow (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Cash flow (used in) provided by operating activities	$(103,790)	$(39,431)	$(5,973)	$101,297
Net change in operating assets and liabilities	106,346	42,108	20,830	(64,476)
Interest expense	4,087	2,523	10,117	5,839
Income tax expense	150	363	295	888
EBITDA	6,793	5,563	25,269	43,548
Gain on sale of investment	-	-	-	(14,118)
Adjusted EBITDA	$6,793	$5,563	$25,269	$29,430

Table 5 - Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(1,254)	$610	$7,365	$33,485
Depreciation and amortization	3,810	2,067	7,492	3,336
Gain on sale of investment	-	-	-	(14,118)
Maintenance capital expenditures	(308)	(1,100)	(800)	(1,867)
Distributable cash flow	$2,248	$1,577	$14,057	$20,836

Table 6 - Reconciliation of cash flow (used in) provided by operating activities to distributable cash flow
Cash flow (used in) provided by operating activities	$(103,790)	$(39,431)	$(5,973)	$101,297
Net change in operating assets and liabilities	106,346	42,108	20,830	(64,476)
Gain on sale of investment	-	-	-	(14,118)
Maintenance capital expenditures	(308)	(1,100)	(800)	(1,867)
Distributable cash flow	$2,248	$1,577	$14,057	$20,836

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary